Exhibit 4.31

TRANSLATION OF FINANCIAL SUPPORT COMMITMENT LETTER

FROM TWO MAJOR SHAREHOLDERS

In view of the year-on-year decline in Recon Technology Ltd.’s cash balance and the large outstanding balance of the accounts receivable, two major shareholders of the company issued a financial support commitment letter on August 31, 2019. Within three years from the date of offering this commitment letter, if the company and its subsidiaries have difficulty in working capital turnover and are unable to pay off their short-term current liabilities, to the extent that it affects the company’s ability to continue its daily operations, the shareholders undertake to provide unconditional financial support to the company and its subsidiaries. Such commitment covers support to provide funds, guarantees, and loans, etc. to assist the company in solving short-term debt repayment difficulties and maintaining the company’s sustainable operating capacity.

By:	/s/ Shenping Yin & Guangqiang Chen

Names: Shenping Yin & Guangqiang Chen

Date: August 31, 2019